INDEPENDENT ACCOUNTANTS' CONSENT


      We consent to incorporation by reference in the registration statements of UNION BANKSHARES, LTD. on Form S-8 relating to the Company's Equity Incentive Plan, the Option Bonus Plan, the Equity Compensation Plan for Nonemployee Directors and the Nonemployee Directors' Stock Option Plan of our report dated January 16, 1998, relating to the consolidated balance sheets of UNION BANKSHARES, LTD. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1997 annual report on Form 10-KSB of UNION BANKSHARES, LTD.


/s/ BAIRD, KURTZ & DOBSON

BAIRD, KURTZ & DOBSON



March 27, 1998